Exhibit 99.1

IAC REPORTS Q4 2023

Q4 operating loss improves $38 million to $37 million

Q4 Adjusted EBITDA improves 57% to $157 million

NEW YORK— February 13, 2024—IAC (NASDAQ: IAC) released its fourth quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q4 2023	Q4 2022	Growth
Revenue	$1,058.0	$1,246.5	-15%
Operating loss	(37.0)	(75.1)	51%
Unrealized gain (loss) on investment in MGM Resorts International	512.6	246.6	108%
Net earnings (loss)	327.8	(1.4)	NM
Diluted earnings (loss) per share	3.70	(0.02)	NM
Adjusted EBITDA	156.8	99.7	57%

See reconciliations of GAAP to non-GAAP measures beginning on page 13.

Q4 2023 HIGHLIGHTS

•	Dotdash Meredith Digital revenue increased 9% to $284 million, the first quarter of growth since the Meredith acquisition, and Print revenue was $198 million (down 12% year-over-year), improving sequentially for the fourth consecutive quarter.

o	Operating loss of $18 million increased $9 million year-over-year due to $56 million higher amortization of intangibles, partially offset by Adjusted EBITDA increasing 69% to $124 million (Q4 2022 included $21 million in restructuring charges and transaction-related expenses).

•	Angi Inc. revenue was $300 million, reflecting the impact of the change to net revenue recognition for Services, which took effect January 1, 2023. On a pro forma net basis, revenue decreased 16% in Q4 2023 reflecting declines across the Domestic business driven by a focus on profitability and customer experience, partially offset by 21% International growth.

o	Operating income increased $36 million to $8 million and Adjusted EBITDA increased 96% to $41 million. Q4 2023 operating income and Adjusted EBITDA include an $11 million benefit related to insurance coverage for previously incurred legal fees.

o	Angi segment presentation reflects the sale of Total Home Roofing, LLC on November 1, 2023 with the Roofing segment reclassified to and reported in Emerging & Other for all periods presented.

•	Emerging & Other revenue decreased 28% year-over-year to $150 million, operating income increased $28 million to $4 million and Adjusted EBITDA increased 24% to $8 million. Q4 revenue reflects:

o	The sale of Roofing on November 1, 2023, the sale of Bluecrew on November 9, 2022, which was included in the prior year period results, and $21 million lower IAC Films revenue.

o	25% growth from Vivian Health and 2% growth from Care.com.

•	On January 10, 2024, IAC announced it had entered into a definitive agreement to sell the assets of Mosaic Group to Bending Spoons for approximately $160 million. The transaction is expected to close in Q1 2024.

•	IAC holds 64.7 million shares of MGM Resorts International (“MGM”). IAC’s net earnings (loss) and diluted earnings (loss) per share reflect increases or decreases in MGM’s share price as unrealized gains and losses. As a result, net earnings (loss) and diluted earnings (loss) per share can be very volatile, which reduces their ability to be effective measures to assess operating performance. IAC’s stake in MGM was purchased for $1.3 billion in 2020 and 2022 and is worth $3.0 billion as of February 9, 2024.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q4 2023	Q4 2022	Growth

Revenue
Dotdash Meredith	$475.9	$477.6	0%
Angi Inc.	300.4	413.3	-27%
Search	133.5	153.1	-13%
Emerging & Other	150.4	209.2	-28%
Intersegment eliminations	(2.2)	(6.8)	68%
Total Revenue	$1,058.0	$1,246.5	-15%
Operating (loss) income
Dotdash Meredith	$(18.1)	$(8.8)	-105%
Angi Inc.	7.6	(28.2)	NM
Search	7.5	12.9	-42%
Emerging & Other	4.3	(24.0)	NM
Corporate	(38.2)	(27.1)	-41%
Total Operating loss	$(37.0)	$(75.1)	51%
Adjusted EBITDA
Dotdash Meredith	$123.5	$73.3	69%
Angi Inc.	41.4	21.1	96%
Search	7.5	13.0	-42%
Emerging & Other	8.2	6.7	24%
Corporate	(23.8)	(14.3)	-67%
Total Adjusted EBITDA	$156.8	$99.7	57%

Note: On November 1, 2023, Angi Inc. completed the sale of Total Home Roofing, LLC ("Roofing") to a non-public third party and has reflected it as a discontinued operation in Q4 2023 in its standalone financial statements; Angi Inc. financial information for prior periods has been recast to conform to the current period presentation. Roofing does not meet the threshold to be reflected as a discontinued operation at the IAC level. During Q4 2023, IAC moved Roofing to Emerging & Other and prior period financial information has been recast to conform to the current period presentation. As a result, Angi Inc.'s revenue, operating loss and Adjusted EBITDA in IAC's financial results conform to the corresponding amounts in Angi Inc.'s standalone financial statements.

Dotdash Meredith

Revenue

($ in millions; rounding differences may occur)	Q4 2023	Q4 2022	Growth
Digital	$283.6	$260.1	9%
Print	198.4	224.4	-12%
Intersegment eliminations	(6.2)	(6.8)	10%
Total	$475.9	$477.6	0%

•	Revenue of $475.9 million was flat year-over-year reflecting:

o	9% Digital growth (improving from 4% declines in Q3 2023) reflecting:

▪	Advertising revenue increasing 4%, an improvement from a 12% decline in Q3 2023, driven by:

•	Higher programmatic advertising revenue due to higher traffic (10% Core Sessions growth) and programmatic ad rates

•	Higher premium sold advertising revenue driven primarily by the Beauty, Travel and Technology categories

▪	Performance marketing revenue increasing 31% (accelerating from 22% growth in Q3 2023) driven by 54% affiliate commerce growth, partially offset by performance marketing revenue declines concentrated primarily in the Finance and Health categories

o	12% Print declines driven by the planned reduction in the circulation of certain publications and the ongoing migration of advertising spend from Print to Digital

Operating (Loss) Income and Adjusted EBITDA

($ in millions; rounding differences may occur)	Q4 2023	Q4 2022	Growth
Operating (loss) income
Digital	$(6.3)	$28.6	NM
Print	1.2	(23.3)	NM
Other	(13.0)	(14.1)	8%
Total	$(18.1)	$(8.8)	-105%
Adjusted EBITDA
Digital	$115.9	$78.0	49%
Print	16.2	12.3	32%
Other	(8.6)	(17.0)	49%
Total	$123.5	$73.3	69%

•	Operating loss of $18.1 million increased $9.3 million reflecting:

o	Digital operating loss of $6.3 million compared to income of $28.6 million in Q4 2022 reflecting:

▪	$75.9 million higher amortization of intangibles due to a $79.9 million impairment of certain indefinite-lived intangible assets, partially offset by a decrease in amortization in certain other intangible assets

▪	Adjusted EBITDA increasing 49% to $115.9 million due to the higher revenue and lower operating expenses, including $10.4 million of restructuring charges and transaction-related expenses incurred in Q4 2022

o	Print operating income of $1.2 million compared to a loss of $23.3 million in Q4 2022 reflecting:

▪	Adjusted EBITDA increasing 32% to $16.2 million due to lower operating expenses resulting from the planned reduction in the circulation of certain publications and $7.6 million of restructuring charges and transaction-related expenses incurred in Q4 2022, partially offset by revenue declines

▪	$19.8 million lower amortization of intangibles

o	Other operating loss decreased 8% to $13.0 million reflecting:

▪	Adjusted EBITDA loss decreasing 49% to $8.6 million due primarily to lower operating expenses, including $2.6 million of restructuring charges and transaction-related expenses incurred in Q4 2022

▪	Higher stock-based compensation expense and depreciation

Angi Inc.

Please refer to the Angi Inc. Q4 2023 earnings release for further detail.

Search

•	Revenue decreased 13% to $133.5 million reflecting:

o	A 14% decrease at Ask Media Group due to a reduction in marketing driving fewer visitors to ad-supported search and content websites

o	An 8% decrease at Desktop (legacy desktop search software business)

•	Operating income and Adjusted EBITDA decreased 42% to $7.5 million driven by lower revenue and a revenue mix shift to lower-margin channels due, in part, to the wind down of the Desktop direct-to-consumer business

Emerging & Other

•	Revenue decreased 28% to $150.4 million reflecting:

o	The sale of Roofing on November 1, 2023

o	$20.9 million lower IAC Films revenue

o	The sale of Bluecrew on November 9, 2022, which was included in the prior year period results

o	Lower Mosaic Group revenue

o	25% growth from Vivian Health

o	Care.com revenue increasing 2% to $91.3 million

•	Operating income was $4.3 million compared to a loss of $24.0 million in Q4 2022 reflecting:

o	Adjusted EBITDA increasing 24% to $8.2 million due primarily to:

▪	Higher losses at Roofing in the prior year period

▪	The sale of Bluecrew (which had losses in the prior year period)

▪	Lower losses from Newco (IAC’s incubator) and Vivian Health and higher profits at Mosaic Group

▪	Lower profits from Care.com due to increased marketing and compensation costs

o	$26.0 million goodwill impairment at Roofing in Q4 2022 due to exiting certain markets and a projected reduction in future profits from the business

o	$1.2 million lower amortization of intangibles due primarily to Care.com

Corporate

Operating loss increased $11.1 million to $38.2 million due to $9.5 million higher Adjusted EBITDA losses, driven primarily by higher compensation costs, and $1.5 million higher stock-based compensation expense.

Income Taxes

The Company recorded an income tax provision of $112.5 million in Q4 2023 for an effective tax rate of 26%, which is higher than the statutory rate due primarily to state taxes and an unbenefited capital loss. The Company recorded an income tax benefit of $5.6 million in Q4 2022 for an effective tax rate of 30%, which is higher than the statutory rate due primarily to research credits, partially offset by state taxes.

Free Cash Flow

For the twelve months ended December 31, 2023, net cash provided by operating activities was $189.5 million, a $272.3 million increase year-over-year. Free Cash Flow increased $270.7 million to $48.2 million due primarily to favorable working capital and higher Adjusted EBITDA, partially offset by higher capital expenditures (reflecting $80.3 million in 2023 for the purchase of the land under the IAC headquarters, partially offset by $67.7 million lower capital expenditures at Angi).

	Twelve Months Ended December 31,
($ in millions, rounding differences may occur)	2023	2022
Net cash provided by (used in) operating activities	$189.5	$(82.8)
Capital expenditures	(141.4)	(139.8)
Free Cash Flow	$48.2	$(222.5)

CONFERENCE CALL

IAC and Angi Inc. will host a conference call to answer questions regarding their fourth quarter results on Wednesday, February 14, 2024, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s and Angi Inc.’s businesses. The conference call will be open to the public at ir.iac.com and ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2023:

•	IAC had 85.9 million common and Class B common shares outstanding.

•	The Company had $1.4 billion in cash and cash equivalents and marketable securities, of which IAC held $821 million, Angi Inc. held $364 million and Dotdash Meredith, Inc. held $262 million.

•	The Company had $2.0 billion in long-term debt, including the current portion, of which Dotdash Meredith, Inc. held $1.5 billion and ANGI Group, LLC (a subsidiary of Angi Inc.) held $500 million.

•	IAC’s economic interest in Angi Inc. was 84.2% and IAC’s voting interest was 98.1%. IAC held 424.6 million shares of Angi Inc.

•	IAC owned 64.7 million shares of MGM.

Dotdash Meredith, Inc. has a $150 million revolving credit facility, which had no borrowings as of December 31, 2023, and currently has no borrowings.

During the fourth quarter of 2023, Angi, Inc. put in place a share repurchase plan with the intent of utilizing the remaining shares in its stock repurchase authorization. The plan will be subject to price and volume limitations. Between November 9, 2023 and February 9, 2024, Angi Inc. repurchased 6.1 million common shares for an aggregate of $14.0 million (average price of $2.32 per share). As of February 9, 2024, Angi Inc. had 7.9 million shares remaining in its stock repurchase authorization.

At December 31, 2023, IAC had 3.7 million shares remaining in its stock repurchase authorization.

Pursuant to these authorizations, share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

OPERATING METRICS

(rounding differences may occur)

	Q4 2023	Q4 2022	Growth
Dotdash Meredith
Revenue ($ in millions)
Advertising revenue	$185.5	$178.8	4%
Performance marketing revenue	71.1	54.3	31%
Licensing and other revenue	27.0	27.0	0%
Total Digital Revenue	$283.6	$260.1	9%
Print Revenue	198.4	224.4	-12%
Intersegment eliminations	(6.2)	(6.8)	10%
Total Revenue	$475.9	$477.6	0%

Digital Metrics
Total Sessions	2,789	2,847	-2%
Core Sessions	2,255	2,056	10%

Angi Inc.
Revenue ($ in millions)
Ads and Leads	$246.9	$299.9	-18%
Services	26.1	90.7	-71%
Total Domestic	$273.1	$390.6	-30%
International	27.4	22.6	21%
Total Revenue	$300.4	$413.3	-27%
Pro Forma Services Net Revenue	$26.1	$35.6	-27%
Total Pro Forma Angi Inc. Net Revenue	$300.4	$358.2	-16%

Metrics
Service Requests (in thousands)	4,324	6,109	-29%
Monetized Transactions (in thousands)	5,500	6,057	-9%
Transacting Service Professionals (in thousands)	196	220	-11%

Search
Revenue ($ in millions)
Ask Media Group	$113.9	$132.0	-14%
Desktop	19.6	21.2	-8%
Total Revenue	$133.5	$153.1	-13%

Emerging & Other
Care.com Revenue ($ in millions)	$91.3	$89.3	2%

See metric definitions on page 17

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	2/9/24	Dilution at:
Share Price			$52.94	$55.00	$60.00	$65.00	$70.00

Absolute Shares as of 2/9/24	83.0		83.0	83.0	83.0	83.0	83.0

Restricted stock, RSUs and non-publicy traded subsidiary denominated equity awards	5.1		0.6	0.6	0.6	0.5	0.5
Options	2.6	$14.23	0.5	0.5	0.5	0.5	0.5
Total Dilution			1.1	1.1	1.1	1.1	1.1
% Dilution			1.3%	1.3%	1.3%	1.3%	1.3%
Total Diluted Shares Outstanding			84.0	84.0	84.0	84.0	84.0

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method. In addition, the number of absolute shares excludes 3 million shares of restricted stock because this award was unvested as of February 9, 2024.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were settled on February 9, 2024, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $103.6 million (of which approximately 60% would be payable for awards currently vested and those scheduled to vest on or before December 31, 2024) assuming a stock price of $52.94 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at December 31, 2023. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect

Certain Angi Inc. equity awards can be settled either in IAC or Angi Inc. common shares at IAC’s election. For the purposes of the dilution calculation above, these awards are assumed to be settled in shares of Angi Inc. common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue	$1,058,034	$1,246,453	$4,365,235	$5,235,280
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	304,894	438,350	1,343,254	1,933,705
Selling and marketing expense	351,623	432,109	1,576,229	1,914,878
General and administrative expense	190,209	229,920	891,958	991,983
Product development expense	83,592	77,405	334,491	318,028
Depreciation	38,865	44,131	175,096	130,986
Amortization of intangibles	125,808	73,670	295,970	307,718
Goodwill impairment	-	26,005	9,000	112,753
Total operating costs and expenses	1,094,991	1,321,590	4,625,998	5,710,051
Operating loss	(36,957)	(75,137)	(260,763)	(474,771)
Interest expense	(40,226)	(35,303)	(157,632)	(110,165)
Unrealized gain (loss) on investment in MGM Resorts International	512,611	246,597	721,668	(723,515)
Other income (expense), net	3,673	(154,737)	63,862	(217,785)
Earnings (loss) from continuing operations before income taxes	439,101	(18,580)	367,135	(1,526,236)
Income tax (provision) benefit	(112,451)	5,570	(108,818)	331,087
Net earnings (loss) from continuing operations	326,650	(13,010)	258,317	(1,195,149)
Earnings from discontinued operations, net of tax	-	2,694	-	2,694
Net earnings (loss)	326,650	(10,316)	258,317	(1,192,455)
Net loss attributable to noncontrolling interests	1,100	8,897	7,625	22,285
Net earnings (loss) attributable to IAC shareholders	$327,750	$(1,419)	$265,942	$(1,170,170)

Per share information from continuing operations:
Basic earnings (loss) per share	$3.82	$(0.05)	$3.07	$(13.58)
Diluted earnings (loss) per share	$3.70	$(0.05)	$2.97	$(13.58)

Per share information attributable to IAC Common Stock and Class B common stock shareholders:
Basic earnings (loss) per share	$3.82	$(0.02)	$3.07	$(13.55)
Diluted earnings (loss) per share	$3.70	$(0.02)	$2.97	$(13.55)

Stock-based compensation expense by function:
Cost of revenue	$508	$24	$1,613	$47
Selling and marketing expense	2,315	2,029	8,808	8,293
General and administrative expense	23,773	25,202	93,506	99,993
Product development expense	2,489	3,761	13,254	15,143
Total stock-based compensation expense	$29,085	$31,016	$117,181	$123,476

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)
	December 31,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$1,297,445	$1,417,390
Marketable securities	148,998	239,373
Accounts receivable, net	536,650	607,809
Other current assets	257,499	296,563
Total current assets	2,240,592	2,561,135

Capitalized software, equipment, buildings, land and leasehold improvements, net	455,281	510,614
Goodwill	3,024,266	3,030,168
Intangible assets, net	874,705	1,170,041
Investment in MGM Resorts International	2,891,850	2,170,182
Long-term investments	411,216	325,721
Other non-current assets	473,267	625,774
TOTAL ASSETS	$10,371,177	$10,393,635

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$30,000	$30,000
Accounts payable, trade	105,514	133,105
Deferred revenue	143,449	157,124
Accrued expenses and other current liabilities	671,527	759,759
Total current liabilities	950,490	1,079,988

Long-term debt, net	1,993,154	2,019,759
Deferred income taxes	164,612	76,276
Other long-term liabilities	474,540	617,843

Redeemable noncontrolling interests	33,378	27,235

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common Stock	8	8
Class B common stock	1	1
Additional paid-in-capital	6,340,312	6,295,080
Retained earnings (accumulated deficit)	923	(265,019)
Accumulated other comprehensive loss	(10,942)	(13,133)
Treasury stock	(252,441)	(85,323)
Total IAC shareholders' equity	6,077,861	5,931,614
Noncontrolling interests	677,142	640,920
Total shareholders' equity	6,755,003	6,572,534
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,371,177	$10,393,635

IAC CONSOLIDATED STATEMENT OF CASH FLOWS
($ in thousands)
	Twelve Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net earnings (loss)	$258,317	$(1,192,455)
Less: Earnings from discontinued operations, net of tax	-	2,694
Net earnings (loss) attributable to continuing operations	258,317	(1,195,149)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities attributable to continuing operations:
Amortization of intangibles	295,970	307,718
Depreciation	175,096	130,986
Stock-based compensation expense	117,181	123,476
Non-cash lease expense (including right-of-use asset impairments)	101,695	70,922
Deferred income taxes	88,792	(337,758)
Provision for credit losses	87,729	116,553
Losses (gains) on investments in equity securities and sales of businesses, net	19,346	(38,956)
Goodwill impairment	9,000	112,753
Pension and postretirement benefit cost	76	209,991
Unrealized (gain) loss on investment in MGM Resorts International	(721,668)	723,515
Unrealized (increase) decrease in the estimated fair value of a warrant	(2,832)	62,495
Other adjustments, net	(12,315)	17,963
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(37,296)	(66,706)
Other assets	11,281	8,920
Operating lease liabilities	(74,256)	(63,843)
Accounts payable and other liabilities	(120,259)	(247,912)
Income taxes payable and receivable	2,884	(6,739)
Deferred revenue	(9,213)	(11,020)
Net cash provided by (used in) operating activities attributable to continuing operations	189,528	(82,791)
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(141,364)	(139,753)
Net proceeds from sales of assets	29,805	9,780
Proceeds from maturities of marketable debt securities	550,000	-
Purchases of marketable debt securities	(455,413)	(233,928)
Purchases of investments	(103,555)	(3,036)
Net proceeds from the sales of businesses and investments	11,861	90,767
Purchases of investment in MGM Resorts International	-	(244,256)
Net collections of notes receivable	11,297	19,497
Other, net	9,902	6,121
Net cash used in investing activities attributable to continuing operations	(87,467)	(494,808)
Cash flows from financing activities attributable to continuing operations:
Principal payments on Dotdash Meredith Term Loans	(30,000)	(30,000)
Debt issuance costs	-	(785)
Proceeds from the exercise of IAC stock options	130	-
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(10,587)	(18,068)
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(5,994)	(8,827)
Purchases of IAC treasury stock	(165,622)	(85,323)
Purchases of Angi Inc. treasury stock	(10,932)	(8,144)
Proceeds from the issuance of Vivian Health preferred shares, net of fees	-	34,700
Purchases of noncontrolling interests	-	(1,179)
Other, net	(8)	4,975
Net cash used in financing activities attributable to continuing operations	(223,013)	(112,651)
Total cash used in continuing operations	(120,952)	(690,250)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	1,124	(5,545)
Net decrease in cash and cash equivalents and restricted cash	(119,828)	(695,795)
Cash and cash equivalents and restricted cash at beginning of period	1,426,069	2,121,864
Cash and cash equivalents and restricted cash at end of period	$1,306,241	$1,426,069

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA

	For the three months ended December 31, 2023
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$(6.3)	$2.1	$7.0	$113.0	$115.9
Print	1.2	0.4	3.7	10.9	16.2
Other	(13.0)	3.9	0.6	-	(8.6)
Total Dotdash Meredith	(18.1)	6.4	11.3	123.9	123.5
Angi Inc.
Ads and Leads	23.7	6.3	17.2	-	47.2
Services	(1.9)	1.1	5.9	-	5.1
Other	(15.0)	2.3	-	-	(12.7)
International	0.9	0.1	0.8	-	1.8
Total Angi Inc.	7.6	9.8	23.9	-	41.4
Search	7.5	-	-	-	7.5
Emerging & Other	4.3	0.5	1.6	1.9	8.2
Corporate	(38.2)	12.3	2.0	-	(23.8)
Total	$(37.0)	$29.1	$38.9	$125.8	$156.8

	For the three months ended December 31, 2022
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Goodwill Impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$28.6	$5.7	$6.6	$37.1	$-	$78.0
Print	(23.3)	0.4	4.6	30.6	-	12.3
Other	(14.1)	0.0	(2.9)	-	-	(17.0)
Total Dotdash Meredith	(8.8)	6.1	8.2	67.7	-	73.3
Angi Inc.
Ads and Leads	24.1	4.7	17.7	2.7	-	49.1
Services	(37.6)	4.9	14.7	0.2	-	(17.7)
Other	(15.1)	3.4	-	-	-	(11.8)
International	0.5	0.4	0.5	-	-	1.4
Total Angi Inc.	(28.2)	13.4	33.0	2.9	-	21.1
Search	12.9	-	-	-	-	13.0
Emerging & Other	(24.0)	0.7	0.9	3.1	26.0	6.7
Corporate	(27.1)	10.8	2.0	-	-	(14.3)
Total	$(75.1)	$31.0	$44.1	$73.7	$26.0	$99.7

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA (continued)

	For the twelve months ended December 31, 2023
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Goodwill impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$(16.7)	$8.2	$24.8	$226.7	$-	$243.0
Print	(3.5)	1.4	13.3	53.0	-	64.2
Other	(130.6)	14.0	32.2	-	-	(84.4)
Total Dotdash Meredith	(150.7)	23.5	70.3	279.7	-	222.8
Angi Inc.
Ads and Leads	50.0	23.1	66.2	8.0	-	147.4
Services	(23.4)	7.6	24.0	-	-	8.1
Other	(61.4)	11.3	-	-	-	(50.1)
International	8.3	1.4	3.4	-	-	13.1
Total Angi Inc.	(26.5)	43.4	93.6	8.0	-	118.5
Search	44.2	-	0.1	-	-	44.3
Emerging & Other	18.8	1.8	4.0	8.3	9.0	41.8
Corporate	(146.5)	48.5	7.2	-	-	(90.9)
Total	$(260.8)	$117.2	$175.1	$296.0	$9.0	$336.5

	For the twelve months ended December 31, 2022
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$(66.6)	$20.6	$27.6	$205.8	$(0.6)	$-	$186.7
Print	(54.4)	1.0	12.6	71.9	-	-	31.1
Other	(67.0)	0.1	1.2	-	-	-	(65.7)
Total Dotdash Meredith	(188.1)	21.8	41.4	277.7	(0.6)	-	152.1
Angi Inc.
Ads and Leads	85.6	20.0	52.7	10.7	-	-	169.0
Services	(95.2)	18.0	21.9	3.1	-	-	(52.1)
Other	(61.8)	11.9	-	-	-	-	(49.9)
International	(4.2)	0.9	2.9	-	-	-	(0.5)
Total Angi Inc.	(75.6)	50.8	77.5	13.8	-	-	66.5
Search	83.4	-	0.1	-	-	-	83.5
Emerging & Other	(156.8)	2.4	2.4	16.2	-	112.8	(23.0)
Corporate	(137.6)	48.5	9.6	-	-	-	(79.5)
Total	$(474.8)	$123.5	$131.0	$307.7	$(0.6)	$112.8	$199.6

ANGI RECONCILIATION OF REPORTED REVENUE TO PRO FORMA NET REVENUE

	Three months ended
	December 31,	December 31,
	2023	2022
Services
Reported Revenue	$26.1	$90.7
Adjustment	-	(55.1)
Pro Forma Services Net Revenue	$26.1	$35.6

Total Angi Inc.
Reported Revenue	$300.4	$413.3
Services Adjustment	-	(55.1)
Pro Forma Angi Inc. Net Revenue	$300.4	$358.2

PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Angi Inc. Pro Forma Net Revenue and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses and on which our internal budgets are based and may impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Angi Inc. Pro Forma Net Revenue reflects the revenue for Services jobs on a net basis for all periods presented for the Services segment and on a consolidated basis. Angi Inc. modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and Angi Inc.'s performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue to be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. We believe Pro Forma Net Revenue is useful for analysts and investors because it can enhance the comparability of revenue trends between periods, and we use it for that purpose internally.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of February 9, 2024, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, equipment, buildings and leasehold improvements and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser relationships, technology, licensee relationships, trade names, content, customer lists and user base, service professional relationships and subscriber relationships, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions

Dotdash Meredith

Digital Revenue – Includes Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Advertising revenue – primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

(b) Performance Marketing revenue – primarily includes revenue generated through affiliate commerce, affinity marketing channels, and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash Meredith refers users to commerce partner websites resulting in a purchase or transaction. Affinity marketing programs market and place magazine subscriptions for both Dotdash Meredith and third-party publisher titles. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing agreements. Brand licensing generates royalties from multiple long-term trademark licensing agreements with retailers, manufacturers, publishers and service providers. Content licensing royalties are earned from our relationship with Apple News + as well as other content distribution relationships.

Print Revenue – Primarily includes subscription, advertising, newsstand and performance marketing revenue.

Total Sessions – Represents unique visits to all sites that are part of the Dotdash Meredith network and sourced from Google Analytics.

Core Sessions – A subset of Total Sessions that comprises unique visits to Dotdash Meredith’s most significant (in terms of investment) owned and operated sites including (but not limited to) PEOPLE, Allrecipes, Investopedia, Verywell Health and The Spruce.

Angi Inc.

Ads and Leads Revenue - Reflects domestic consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Services Revenue – Reflects domestic revenue from pre-priced offerings by which the consumer requests services through an Angi Inc. platform and Angi Inc. connects them with a service professional to perform the service.

International Revenue – Reflects revenue generated within the International segment (consisting of businesses in Europe and Canada), including consumer connection revenue for consumer matches and membership subscription revenue from service professionals and consumers.

Other – Reflects costs for corporate initiatives, shared costs, such as executive and public company costs, and other expenses not allocated to the operating segments.

Pro Forma Net Revenue – From January 1, 2020 through December 31, 2022, Services recorded revenue on a gross basis. Effective January 1, 2023, Angi Inc. modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and Angi Inc.’s performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue to be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. There is no impact to operating income (loss) or Adjusted EBITDA from the change in revenue recognition.

(a) Pro Forma Services Net Revenue – Reflects Services revenue on a net basis for all periods presented.

(b) Pro Forma Angi Inc. Net Revenue – Reflects Services revenue on a net basis for all periods presented and as reported revenue for the other segments, none of which had changes to their revenue recognition reporting.

Metrics

Service Requests - Reflect (i) fully completed and submitted domestic service requests for connections with Ads and Leads service professionals, (ii) contacts to Ads and Leads service professionals generated via the service professional directory from unique users in unique categories (such that multiple contacts from the same user in the same category in the same day are counted as one Service Request) and (iii) requests to book Services jobs in the period.

Monetized Transactions – Reflects (i) Service Requests that are matched to a paying Ads and Leads service professional in the period and (ii) completed and in-process Services jobs in the period; a single Service Request can result in multiple monetized transactions.

Transacting Service Professionals – The number of (i) Ads and Leads service professionals that paid for consumer matches or advertising and (ii) Services service professionals that performed a Services job, during the most recent quarter.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

Emerging & Other

Care.com Revenue - Consists of revenue primarily through subscription fees from families and caregivers for its suite of products and services, as well as through annual contracts with employers who provide access to Care.com's suite of products and services as an employee benefit and through contracts with businesses that recruit employees through its platform.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the IAC and Angi Inc. conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, February 14, 2024, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display of links to websites offering our products and services in a prominent manner in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores, advertising networks and social media platforms, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) adverse economic events or trends that adversely impact advertising spending levels, (viii) the ability of our Digital business to successfully expand the digital reach of our portfolio of publishing brands, (ix) risks related to our Print business (declining revenue, increased paper and postage costs, reliance on a single supplier to print our magazines and potential increases in pension plan obligations), (x) our ability to establish and maintain relationships with quality and trustworthy service professionals and caregivers, (xi) the ability of Angi Inc. to successfully implement its brand initiative and expand Angi Services (its pre-priced offerings), while balancing the overall mix of service requests and directory services on Angi platforms, (xii) our ability to access, collect and use personal data about our users and subscribers, (xiii) our ability to engage directly with users, subscribers, consumers, service professionals and caregivers on a timely basis, (xiv) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xv) risks related to our liquidity and indebtedness (the impact of our indebtedness on our ability to operate our business, our ability to generate sufficient cash to service our indebtedness and interest rate risk), (xvi) our inability to freely access the cash of Dotdash Meredith and /or Angi Inc. and their respective subsidiaries, (xvii) dilution with respect to investments in IAC and Angi Inc., (xviii) our ability to compete, (xix) adverse economic events or trends (particularly those that adversely impact consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (xx) our ability to build, maintain and/or enhance our various brands, (xxi) the adverse impact of COVID-19 and other similar outbreaks on our businesses, (xxii) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information (including credit card information), as well as the impact of cyberattacks experienced by third parties, (xxiii) the occurrence of data security breaches and/or fraud, (xxiv) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxv) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business) and (xxvi) changes in key personnel. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this document. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies.  We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially disciplined opportunism will never change.  IAC is today comprised of category leading businesses including Angi Inc. (NASDAQ: ANGI), Dotdash Meredith and Care.com, among many others ranging from early stage to established businesses.  IAC is headquartered in New York City with business locations worldwide.

Contact Us

IAC/Angi Inc. Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7251

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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